UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 Incentive Compensation Program

On February 1, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Tesoro Corporation ( the “Company”) approved the terms of the 2011 Incentive Compensation Program (the “ICP” or the “Program”) for our named executive officers and other senior executives.  The Program consists of two equally weighted components: Corporate and Business Unit performance outlined below. The Committee has discretion to adjust individual awards upward or downward by 25% based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution, and other leadership attributes.

Component 1 – Corporate Performance - weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Corporate performance metrics include the following:

●	Achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) measured on a margin neutral basis

●	Safety – Targeted improvement in recordable incidents

●	Process Safety Management – Targeted improvement in the number of process safety incidents

●	Environmental – Targeted improvement in the number of environmental incidents

●	Cost Management – Measurement of non-capital cash expenditure versus budget

Component 2 – Business Unit Performance - weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

●	Safety and Environmental

●	Cost Management

●	Improvements in EBITDA

●	Business improvement and value creation initiatives

Under the Program the Committee has the right to exercise its discretionary authority to fund the Program, at any level, regardless of performance attained against the targets established under the ICP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2011

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary